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Exhibit 10.8

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the "Agreement") is entered into between CARDIONET, INC., a California corporation ("Employer") and David S. Wood, an individual ("Wood"), and shall be effective on the Effective Date specified in Section 14 below.

1.
Termination Date:    Wood was for a period of time an employee of Employer. Wood hereby resigns his employment and the Employer accepts that resignation effective June 5, 2007 (the "Termination Date"). Employer agrees that, on or before the Termination Date, it will pay Wood all accrued salary earned through the termination date, subject to standard payroll deductions, withholding taxes and other obligations. Wood is entitled to these payments regardless of whether he signs this Agreement.

2.
Severance Benefits:    Wood and Employer wish permanently to resolve any and all disputes arising out of Wood's employment with Employer or the termination of that employment. Although Employer has no policy or procedure for providing severance benefits and has no obligation to provide such benefits, in exchange for the promises and covenants set forth herein, and provided that Wood is not in breach of this Agreement and that Wood has returned to Employer all property and equipment belonging to Employer in accordance with Section 8 herein, then Employer shall pay Wood severance pay in an amount equal to six (6) months of his base salary in effect as of the Termination Date, less standard payroll deductions and withholding taxes.

3.
Stock Options:    Under the terms of Wood's stock option agreement and the applicable plan documents, vesting of Wood's stock options will cease as of the Termination Date. Wood's option to purchase the common stock of Employer is, as of the Termination Date, vested as to 108,333 shares (the "Vested Shares"). In exchange for the promises, benefits, and covenants set forth herein, Wood agrees that he shall exercise his option purchase right as to no more than 83,306 of the Vested Shares (the "Exercisable Shares"), and that his option to purchase the remaining balance of the Vested Shares, 25,027 shares (the "Lapsed Shares"), shall, as of the Effective Date, lapse and become null and void, and the Lapsed Shares shall revert to Employer's 2003 Equity Incentive Plan. Wood shall have until June 5, 2008 to exercise his right to purchase the Exercisable Shares. In all other respects, Wood's right to exercise any vested shares, and all other rights and obligations with respect to his stock option(s), will be as set forth in his stock option agreement, grant notice and applicable plan documents.

4.
Loan Forgiveness:    In exchange for the promises, covenants, and releases set forth herein, Employer shall, as of the Effective Date, forgive any and all sums due and owing, both principal and accrued interest, pursuant to the Loan Agreement between Wood and Employer dated September 25, 2006 (in the principal sum of $230,000). On the Effective Date, the debt evidenced by said Loan Agreement shall be deemed extinguished. Employer makes no representation regarding the federal or state tax consequences of said loan forgiveness, or any portion thereof, and Wood warrants that he shall obtain independent tax advice relating to same. Wood understands and agrees that Employer shall not be responsible for any tax liabilities, interest or penalties under state or federal law with respect to the loan forgiveness. Wood will indemnify and hold Employer harmless as to any tax liabilities imposed on or sought to be recovered against Employer relating to or arising from the loan forgiveness.

5.
Health Insurance:    To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by Employer's current group health insurance policies, Wood will be eligible to continue his group health insurance benefits at his own expense following the Termination Date. Later, Wood may be able to convert to an individual policy through the provider of the Company's health insurance, if he wishes. Wood will be provided with a separate notice describing his health insurance continuation rights. Nothing herein shall be construed to limit the right of Employer to change the provider and/or the terms of its group insurance plans at any time hereafter.

6.
Other Compensation or Benefits:    Wood acknowledges that, except as expressly provided in this Agreement, he will not receive, and is not entitled to receive, any additional compensation from Employer, including but not limited to salary, bonus payments, commissions, severance payments or any other benefits.

7.
Expense Reimbursements:    Wood agrees that, within seven (7) days of the Termination Date, he will submit his final documented expense reimbursement statement reflecting all business expenses he has incurred through the Termination Date, if any, for which he seeks reimbursement. Employer will reimburse Wood for appropriate expenses in accordance with its regular business practice.

8.
Return of Company Property:    On the Termination Date, Wood agrees to return to Employer all documents (and all copies thereof) and other property belonging to Employer that are in his possession or control, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys, and any materials of any kind that contain or embody any proprietary or confidential information of Employer, and all reproductions thereof. Wood's timely return of all such documents and property is a condition precedent to his receipt of Severance Benefits under this Agreement.

  Notwithstanding the foregoing, as a condition of this Agreement Employer will allow Wood to continue use of his Employer-issued laptop computer (the "Computer") through September 5, 2007; provided, however, that all Employer confidential and/or proprietary information shall first be removed from the Computer by an authorized representative of the Employer's information technology staff, specified by the Employer. By signing this Agreement, Wood certifies to Employer that he has not copied, transmitted or removed any confidential or proprietary information (as those terms are defined in the PIIA Agreement) belonging to Employer from the Computer, and that he will not do so at any time in the future. Wood agrees to return the Computer to employer in its current condition on or before September 5, 2007.

  Also as a condition of this agreement, Employer will allow Wood to continue to access his web-based, Employer-provided e-mail account (the "E-mail Account") for a period of three (3) months following the Termination Date (i.e., through and including September 5, 2007), for the sole and exclusive purpose of providing future contact information to personal contacts of Wood's. Wood hereby agrees not to represent to any person or entity via the E-mail Account that he is still employed by, or authorized to do business on behalf of, Employer, and agrees to promptly forward all business-related e-mails he receives via the E-mail Account to David Wood. Employer expressly reserves the right to monitor any and all communications sent to or from the E-mail Account.

  Wood acknowledges that, in continuing to use the Computer and the E-mail Account for the three month period, he is strictly bound by the nondisclosure and confidentiality provisions of the PIIA Agreement as well as the noncompetition and nonsoliciation obligations contained in Section 11 herein.

9.
Confidentiality of Agreement:    The provisions of this Agreement shall be held in strictest confidence by Wood and shall not be publicized or disclosed by him in any manner whatsoever; provided, however, that: (a) Wood may disclose this Agreement in confidence to his immediate family; (b) Wood may disclose this Agreement in confidence to his attorneys, accountants, auditors, tax preparers, and financia1 advisors; and (c) Wood may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, Wood agrees not to disclose the terms of this Agreement to any current or former employee of Employer.

10.
Propriety Information and Arbitration Obligations.    Wood hereby acknowledges his continuing obligations under his Proprietary Information and Inventions Agreement and the Mutual Agreement to Arbitrate Claims, copies of which are attached hereto as Exhibits A and B, respectively, and are incorporated herein by reference.

11.
Protection of Company Information, Personnel, and Business Relationships:    Wood acknowledges that during his employment with Employer, he has had access to and has developed familiarity with Employer's important secrets, strategies, plans, and projects. Wood acknowledges that this information includes, but is not limited to, marketing and business development plans and strategies, detailed knowledge of Employer's customers, vendors, suppliers, and contractors and Employer's plans and strategies relating thereto, personnel needs and recruiting strategies, proprietary personnel data such as salaries and compensation plans, and scientific and/or technical knowledge of the workings of Employer's products and research and development. It is agreed that it would be impossible for Wood to accept employment in or otherwise engage in business in the field of cardiac event monitoring within North America without disclosing, or facing significant pressure to disclose, such confidential proprietary information. Accordingly, in exchange for the consideration provided in this Agreement, Wood agrees that from the Termination Date through and including June 5, 2008, Wood will not without first obtaining the express, written consent of the Chief Executive Officer of Employer: i) provide services of any kind, either directly or indirectly, whether as employee, director, officer, consultant, advisor, or in any other capacity, to any person or entity engaged in or attempting to engage in or otherwise develop the business of cardiac event monitoring within North America; ii) directly or indirectly, whether as owner, shareholder, employee, consultant, director, or otherwise, engage in or attempt to engage in or otherwise develop the business of cardiac event monitoring within North America; or iii) solicit, encourage, persuade, recruit, employ on behalf of Wood or others, or otherwise approach any employee, customer, supplier, contractor, or consultant of Employer to terminate or otherwise limit or curtail his, her, or its employment or other business relationship with Employer. This Section shall not be interpreted to prevent Wood from providing services to those companies currently providing only hospital monitoring provided that the services that Wood provides relate strictly to such in-hospital monitoring and are not used to develop or provide cardiac event monitoring outside of a hospital

12.
Nondisparagement:    Wood agrees not to disparage Employer or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to it or them, or to its or their business, business reputations or personal reputations. Similarly, Employer's officers and directors agree nor to disparage Wood in any manner likely to be harmful to him or his business, business reputation or personal reputation. However, Wood and Employer may respond accurately and fully to any inquiry or request for information if required by legal process.

13.
General Release:    In exchange for the consideration provided to Wood by this Agreement, which Wood is not otherwise entitled to receive, Wood hereby generally and completely releases, absolves and forever discharges Employer, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Employer, past and present, and each of them, as well as Employer's directors, officers, shareholders, partners, agents, employees, attorneys, assignees, successors in interest, past and present, and each of them, from any and all claims, liabilities, demands, actions, suits, causes of action, wages, obligations, costs, expenses, attorneys' fees, damages, judgments, orders, indemnities and liabilities of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Wood signs this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to Wood's employment with Employer or the termination of that employment; (b) all claims related to

  Wood's compensation or benefits from Employer, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Employer; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, inducing claims for discriminations, harassment retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act (as amended), the Pennsylvania Human Relations Act, and the Pennsylvania Religious Protection Act.

14.
ADEA:    Wood acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). Wood also acknowledges that the consideration, given for the waiver in the above paragraph is in addition to anything of value to which Wood was already entitled. Wood is advised by this writing, as required by the ADEA that: (a) Wood's waiver and release do not apply to any claims that may arise after Wood signs this Agreement; (b) Wood should consult with an attorney prior to executing this release; (c) Wood has twenty-one (21) days within which to consider this release (although Wood may choose to voluntarily execute this release earlier); (d) Wood has seven (7) days following the execution of this release to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by Wood and by the Employer; provided that Wood has not earlier revoked this Agreement (the "Effective Date") and Wood will not receive any of the benefits specified by this Agreement until after it becomes effective.

15.
Waiver of Civil Code §1542:    In granting the release herein, which includes claims that may be unknown to Wood at present, Wood acknowledges that he has read and understands Section 1542 of the California Civil Code: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." Wood hereby expressly waives and relinquishes all rights and benefits under that section and under any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

16.
Change in Laws:    Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law and otherwise this Agreement shall continue in full force and effect.

17.
Ownership of Rights and Claims:    Wood hereby warrants and represents that he is the owner of all rights, claims and causes of action being released herein, and that no portions of those rights have been transferred to any other person or entity. Wood also hereby warrants and represents that there are no liens or claims of lien or assignments at law, in equity, or otherwise, of or against any of the rights, claims, or causes of action released herein and further, that Wood is fully entitled, competent and duly authorized to give this complete and final general release and discharge. Wood further agrees to indemnify and to hold Employer harmless from and against any and all rights, claims, or causes of action which have been assigned or transferred by Wood contrary to the foregoing representation and from any and all losses, expenses and/or liability arising directly or indirectly from the breach of the foregoing representation by Wood.

18.
Integrated Agreement:    This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between Wood and Employer with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Wood and the Chief Executive Officer of Employer.

19.
Drafting:    This Agreement is to be interpreted without regard to the drafter. The terms and intent of this Agreement, with respect to the rights and obligations of all parties identified in this Agreement, shall be interpreted and construed on the express assumption that all parties participated equally in its drafting.

20.
Voluntary Execution:    Wood and Employer represent and declare that in executing this Agreement they rely solely upon their own judgment, belief and knowledge, and the advice and recommendations of their own independently selected legal counsel, concerning the nature, extent and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing the same by any of the parties hereto or by any person representing them, or any of them. Wood and Employer further represent and declare that they have carefully read this Agreement and know the contents thereof, and that they sign this Agreement freely and voluntarily.

21.
Severability:    If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.

22.
Counterparts:    This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

23.
Miscellaneous:    This Agreement will bind the heirs, personal representatives, successors and assigns of both Wood and Employer, and inure to the benefit of both Wood and Employer, their heirs, successors and assigns. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.

24.
Expiration:    Wood acknowledges that this Agreement was presented to him on June 6, 2007 and that he understands he has twenty-one (21) days from the Termination Date (i.e., until June 27, 2007) to decide whether to agree to the terms and conditions of this Agreement. Wood understands and agrees that Employer's offer contained in this Agreement will expire automatically if Wood has not signed and returned this Agreement to Employer, attention Doreen Roberts, by 5:00 p.m. Pacific Time on June 27, 2007.

By their signatures below, the parties hereby agree to the terms and conditions of this Agreement as of the Effective Date referenced above.

Dated: June 5, 2007	Employer:
CARDIONET, INC., a California corporation
	By:	/s/ JAMES M. SWEENEY
Name: James M. Sweeney Title: Chairman and CEO

Dated: June 10, 2007	David S. Wood
/s/ DAVID S. WOOD

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  Exhibit 10.8
SEPARATION AND RELEASE AGREEMENT